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                                                               EXHIBIT 99.(j)(1)

                       Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Prospectuses and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 69 to the registration statement on Form N-1A (the "Registration Statement") of our reports dated May 23, 2002, relating to the financial statements and financial highlights appearing in the March 31, 2002 Annual Reports to Shareholders of the Total Return Fund, Total Return Fund II, Total Return Fund III, Total Return Mortgage Fund, Moderate Duration Fund, Low Duration Fund, Low Duration Fund II, Low Duration Fund III, Money Market Fund, Short-Term Fund, GNMA Fund, Investment Grade Corporate Bond Fund, High Yield Fund, Long-Term U.S. Government Fund, Real Return Fund, Real Return Fund II, Real Return Asset Fund, Short Duration Municipal Income Fund, Municipal Bond Fund, California Intermediate Municipal Bond Fund, California Municipal Bond Fund, New York Municipal Bond Fund, Foreign Bond Fund, Global Bond Fund, Global Bond Fund II, Emerging Markets Bond Fund, Strategic Balanced Fund, Convertible Fund, European Convertible Fund, and StocksPLUS Fund (each a Fund of PIMCO
Funds: Pacific Investment Management Series) which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants" in the Prospectus and under the headings "Independent Accountants" and "Financial Statements" in the Statement of Additional Information.



PricewaterhouseCoopers LLP

Kansas City, Missouri
July 31, 2002